FOR IMMEDIATE RELEASE

March 27, 2012

Contact:	Jesus R. Adia President and Chief Executive Officer (718) 677-4414

Flatbush Federal Bancorp, Inc. Reports Earnings for Quarter and Year Ended December 31, 2011

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”), (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced consolidated net income of $143,000, or $0.05 per share, for the quarter ended December 31, 2011 as compared to a consolidated net loss of $95,000, or $0.04 per share, for the same quarter in 2010. Net loss for the year ended December 31, 2011 was $638,000, or $0.24 per share, compared to net income of $441,000, or $0.17 per share, for the year ended December 31, 2010, a decrease of $1.1 million.

The Company’s assets at December 31, 2011 were $142.7 million compared to $147.0 million at December 31, 2010, a decrease of $4.3 million or 2.9%. Loans receivable decreased $11.3 million or 10.6%, to $95.2 million at December 31, 2011 from $106.5 million at December 31, 2010. Securities held to maturity increased $4 million or 18.3%, to $25.7 million at December 31, 2011 from $21.8 million at December 31, 2010. Cash and cash equivalents increased $617,000, or 7.5%, to $8.8 million at December 31, 2011 from $8.2 million at December 31, 2010.

Total deposits decreased $2.2 million, or 1.9%, to $114.9 million at December 31, 2011 from $117.1 million at December 31, 2010. Borrowings from the Federal Home Loan Bank of New York (FHLB) decreased $1.9 million, or 15.8%, to $10.1 million at December 31, 2011 from $12.0 million at December 31, 2010.

Total stockholders’ equity decreased $1.2 million, or 7.6%, to $14.6 million at December 31, 2011 from $15.8 million at December 31, 2010. The decrease to stockholders’ equity reflects a net loss of $638,000 and an increase of $662,000 of accumulated other comprehensive loss. This was partially offset by amortization of $25,000 of unearned ESOP shares, amortization of $41,000 of restricted stock awards for the Company’s Stock-Based Incentive Program, and amortization of $41,000 of stock option awards.

The Company did not repurchase shares during the year ended December 31, 2011.

INCOME INFORMATION – Three month periods ended December 31, 2011 and 2010

Net income increased by $238,000 to a net income of $143,000 for the quarter ended December 31, 2011 compared to a net loss of $95,000 for the same quarter in 2010. The increase in net income for the quarter was primarily the result of decreases of $50,000 in interest expense on deposits, $37,000 in interest expense on borrowings from the FHLB, $425,000 in provision for loan loss and $25,000 in income tax benefit partially offset by a decrease of $214,000 in interest income and an increase of $86,000 in non-interest expense.

INCOME INFORMATION – Years ended December 31, 2011 and 2010

Net income decreased $1.1 million to a net loss of $638,000 for the year ended December 31, 2011 from net income of $441,000 for the year ended December 31, 2010. The decrease in net income for the year ended December 31, 2011 was primarily due to a decrease of $1.2 million in interest income and increases of $890,000 in provision for loan losses and $348,000 in non-interest expense which were partially offset by decreases of $294,000 in interest expense on deposits and $202,000 in interest expense on borrowings from the FHLB of New York, $788,000 in income taxes and by an increase of $29,000 in non-interest income.

Other financial information is included in the table that follows. All information is unaudited.

As disclosed on March 13, 2012, the Company entered into an Agreement and Plan Merger with Northfield Bancorp, Inc. and Northfield Bank, respectively. The merger is expected to close in the third quarter of 2012.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

	DECEMBER 31,	DECEMBER 31,
	2011	2010
	(in thousands)
Total Assets	$142,714	$147,019
Loans Receivable	95,162	106,478
Securities Held to Maturity	25,749	21,780
Deposits	114,923	117,074
Borrowings	10,082	12,043
Stockholders’ Equity	14,560	15,754

	AT OR FOR THE THREE		AT OR FOR THE YEAR
	MONTHS ENDED DECEMBER 31,		ENDED DECEMBER 31,
	2011	2010	2011	2010
		(in thousands)
Total Interest Income	$1,669	$1,883	$6,806	$7,962
Total Interest Expense	377	463	1,554	2,050
Net Interest Income	1,293	1,420	5,252	5,912
Provision for Loan Loss	8	433	1,711	821
Non-interest Income	62	61	283	254
Non-interest Expense	1,256	1,170	5,094	4,748
Income Tax (Benefit) expense	(52)	(27)	(632)	156
Net income (loss)	$142	$(95)	$(638)	$441

PERFORMANCE RATIOS

Return on Average Assets	0.40%	(0.25%)	(0.44%)	0.29%
Return on Average Equity	3.81%	(2.37%)	(4.15%)	2.81%
Interest Rate Spread	3.90%	4.01%	3.92%	4.04%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	2.30%	1.51%	2.30%	1.51%
Non-performing Loans to Total Assets	5.74%	5.74%	5.74%	5.74%
Non-performing Assets to Total Assets	6.26%	5.74%	6.26%	5.74%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted
Total Assets	11.52%	11.45%